Exhibit 99.1

Western Iowa Energy, LLC 1220 S. Center Street — PO Box 399 — Wall Lake, IA 51466 phone 712-664-2173 — fax 712-664-2183 www.westerniowaenergy.com
February 1, 2011
Dear Western Iowa Energy Members:
Several exciting things are occurring in the biodiesel industry and at Western Iowa Energy in particular. In December 2010, the federal biodiesel blenders’ tax credit was extended through 2011. This credit provides a tax credit of $1.00 for each gallon of biodiesel blended with petroleum-based diesel. We are optimistic that this tax credit will provide oil companies and other blenders with a continuing incentive to purchase biodiesel. The biodiesel industry also received favorable news in December 2010 when a federal court rejected an attempt by the oil industry to challenge the implementation of the Renewable Fuels Standard (RFS2). The RFS2 requires parties such as refiners and importers to utilize 800 million gallons of biodiesel in 2011.
Encouraging developments are also occurring at Western Iowa Energy (WIE):
•	In August and September 2010, WIE hired a General Manager and Plant Manager. These functions were previously provided by REG.
•	In September 2010, WIE finalized a product marketing agreement and feedstock procurement agreement with Archer-Daniels-Midland Company (ADM). These agreements are not only beneficial from an expense standpoint relative to the company’s prior agreements, but also place WIE in a working relationship with one of the largest agribusiness and renewable fuels companies in the country.
•	In December 2010, WIE paid off its term debt in full, lowering interest expense.
•	WIE biodiesel sales are currently at approximately 70% of plant production capacity through March 2011.
•	WIE is once again employing a full workforce. The company has hired back approximately 80% of the employees that were previously laid off and has also hired new workers from local areas.
The WIE Board of Directors is continually looking to make the company more efficient and eliminate expenses that detract from the company’s bottom line. Recently, the Board has discussed the burdens associated with the company’s U.S. Securities and Exchange Commission (SEC) public reporting obligations. After much discussion, the Board has approved, subject to final member and SEC approval, reclassifying the company’s membership units into three classes and deregistering the company’s membership units with the SEC.

WIE’s current annual cost of SEC reporting and compliance is estimated at $235,000, and continues to escalate as additional regulations are imposed on reporting companies. This estimate includes approximately $215,000 in direct costs and approximately $20,000 in staff expense. As an SEC reporting company, WIE must file reports that are available to the general public containing the company’s financial results, discussions regarding the company’s activities, and material events impacting the company. This information is available to our competitors, some of whom are not SEC reporting companies and therefore do not have reciprocal disclosure obligations. Additionally, the Company’s reporting obligations require the time and attention of WIE’s management and employees, which could instead be utilized to focus on the company’s operations.
Deregistering WIE’s membership units involves reclassifying the units into three different classes, Class A, Class B, and Class C. Different classes are necessary so that the number of members in each class will be below the thresholds that trigger SEC reporting obligations. For purposes of our proposed reclassification and deregistration, the applicable maximum number of unit holders in each class would be 300 unit holders in Class A, 500 unit holders in Class B, and 500 unit holders in Class C. Currently WIE has 26,447 membership units outstanding held by approximately 748 members. If approved by the company’s members, the unit reclassification would be based on the number of membership units owned by each member on the date of the reclassification. Class A would be comprised of members that own 40 or more units, Class B would be comprised of members that own 21 to 39 units, and Class C would be comprised of members that own 20 or fewer units. If the reclassification was implemented as of today, the results would be as follows:

	Class A	Class B	Class C

Number of members	187	195	366

Number of units represented	14,893	5,126	6,428
All membership units would continue to have identical economic rights following the reclassification. This means that profit and loss allocations and cash distribution rights would be the same for members in all three classes. If the reclassification is approved by WIE’s members, we expect that the classes of membership units would be distinguished from one another based on voting rights. We expect that Class A members would be entitled to vote on all matters for which member approval is required under WIE’s operating agreement or state law; Class B members would be entitled to vote on the election of WIE’s directors, the merger, consolidation, exchange or disposal of all or substantially all of the company’s assets, and the voluntary dissolution of the company; and Class C members would be entitled to vote on the merger, consolidation, exchange or disposal of all or substantially all of the company’s assets and the voluntary dissolution of the company.

WIE is implementing a “trading window” opening on the date of this letter and closing on May 2, 2011, during which members may transfer units prior to the reclassification so that they may own the requisite number of units needed to be in their desired class. The trading window closing date may be extended by the Board in its discretion. In some cases, members may desire to combine ownership of membership units in order to have their units classified in a certain class. For example, a husband and wife that each separately own 15 units might consider combining their units so that they instead own 30 units jointly. In that case, the units would be classified as Class B units on the date of the reclassification rather than Class C units. Please consult your professional advisors to determine whether it may be advantageous for you to transfer or combine membership unit ownership. Following the closing date of the trading window, all unit sales and transfers will be suspended until further notice or until the completion of the reclassification, whichever occurs first.
The purpose of deregistering WIE’s membership units is not to provide the company’s members with less information regarding the company. If the reclassification is approved by the company’s members, the company would continue to provide members with copies of the company’s annual audited financial statements, as well as quarterly unaudited financial statements as requested. Additionally, following deregistration the company would be less hampered by SEC regulations as to what may or may not be disclosed. Several other renewable fuels companies have successfully deregistered their membership units with the SEC and ceased their public reporting obligations, including Siouxland Ethanol, Little Sioux Corn Processors, East Kansas Agri-Energy, E Energy Adams, United Wisconsin Grain Producers, and Badger State Ethanol. We are also aware of one company that is currently in the process of determining whether to deregister its membership units, First United Ethanol. Our understanding is that the experience of those companies that have successfully deregistered has been very positive.
We expect to hold a special member meeting for the purpose of voting on the reclassification and deregistration transaction this summer, prior to harvest. We also expect to hold an informational meeting prior to the special member meeting to address certain details regarding the reclassification and deregistration transaction and to provide you the opportunity to ask any questions you have regarding the transaction. WIE has engaged the Davis Brown Law Firm in Des Moines as legal counsel to represent the company in the reclassification transaction. Our legal counsel will prepare a detailed proxy statement describing the proposed reclassification and accompanying amendments to WIE’s Operating Agreement needed to effect the reclassification. You will be provided with a copy of this proxy statement in advance of the special member meeting.
Thank you for your continued support of WIE. We are optimistic about the future of the company and believe that the market for biodiesel is improving. We also believe that deregistering the company’s membership units is another step towards making the company more effective and efficient. If you have any questions regarding the deregistration process, please feel free to contact the members of the Board.

Sincerely,

The Board of Directors,
Western Iowa Energy, LLC
This letter is not a proxy statement or a solicitation of proxies from the holders of membership units of the company. Any solicitation of proxies will be made only by the definitive proxy statement of the company, when available. Members of the company are urged to read the proxy statement and appendices thereto, when available, because they will contain important information about the company and the proposed reclassification of membership units.
This letter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this letter. We qualify all of our forward-looking statements by these cautionary statements.

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